UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 12, 2006

Commission File No. 001-10403

TEPPCO Partners, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	76-0291058
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification Number)

1100 Louisiana Street, Suite 1300

Houston, Texas 77002

(Address of principal executive offices, including zip code)

(713) 381-3636

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2006, TEPPCO Partners, L.P. (the “Partnership”) entered into a Transaction Agreement (the “Transaction Agreement”) with Texas Eastern Products Pipeline Company, LLC, its general partner (the “General Partner”), effective as of September 5, 2006. The agreement was entered into in connection with several proposals the Partnership will make to its unitholders at a special meeting to be held on October 26, 2006, for which the Partnership filed a definitive proxy statement with the Securities and Exchange Commission on September 11, 2006 (the “Definitive Proxy Statement”). As described more fully in the Definitive Proxy Statement, the Partnership is proposing to amend and restate its partnership agreement (the “Partnership Agreement”), among other things, to reduce the General Partner’s maximum percentage interest in the Partnership’s quarterly distributions from 50% to 25% (the “IDR Reduction Amendment”). As consideration for that reduction, the Partnership is proposing to issue units representing limited partner interests in the Partnership to the General Partner. As more fully described in the Definitive Proxy Statement, the Audit and Conflicts Committee of the board of directors of the General Partner, consisting exclusively of directors who meet the independence requirements of the New York Stock Exchange, unanimously recommended to the full board of directors that the Partnership consummate the issuance of units to the General Partner as consideration for the IDR Reduction Amendment.

Under the Transaction Agreement, if the Partnership’s unitholders approve all of the proposals to amend and restate the Partnership Agreement and the proposal to issue units to the General Partner (and other customary conditions are met), the Partnership will be obligated to issue units to the General Partner pursuant to a formula. The formula, which is based on the number of Partnership units outstanding and the distribution rate in effect immediately prior to the issuance, provides for the issuance of units to the General Partner in such number as would result in the General Partner receiving cash distributions from those units and from its reduced maximum percentage interest in the Partnership’s distributions that would approximately equal the cash distributions the General Partner would have received from its maximum percentage interest without the IDR Reduction Amendment. The Transaction Agreement terminates automatically if the Partnership’s unitholders do not approve the amendments to Partnership Agreement and the issuance of units to the General Partner, if a meeting of the unitholders is not convened on or before December 31, 2006 and under other customary circumstances.

Based on the number of Partnership units outstanding on September 5, 2006 and the Partnership’s distribution rate in effect on that date, approximately 14.1 million additional units would be issued to the General Partner under the formula. The General Partner does not currently own any direct interests in the Partnership other than its general partner interest; however, DFI GP Holdings L.P., which owns and controls the General Partner, owns 2.5 million units in the Partnership, representing an approximate 3.2% limited partner interest.

The summary of the Transaction Agreement in this report does not purport to be complete and is qualified by reference to such agreement, which is filed as an exhibit hereto. The Transaction Agreement contains representations, warranties and other provisions that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them. Accordingly, the Transaction Agreement should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit

Number	Description

10	Transaction Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEPPCO Partners, L.P.
(Registrant)

By: Texas Eastern Products Pipeline Company, LLC
General Partner

Date: September 12, 2006	/s/ William G. Manias
William G. Manias
Vice President and

Chief Financial Officer